EXHIBIT 4.7

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 17 November 2014

RECKITT BENCKISER HEALTHCARE (UK) LIMITED

and

RB PHARMACEUTICALS LIMITED

AMENDMENT DEED

relating to the

EXISTING SUPPLY AGREEMENT

Slaughter and May

One Bunhill Row

London, EC1Y 8YY

(RLC/GXZE)

CONTENTS

		Page

1.	Amendment and restatement	3

2.	Counterparts	3

3.	Governing Law and Jurisdiction	3

Schedule Amended Existing Supply Agreement		4

THIS DEED is made 17 November 2014

BETWEEN:

1.                                      RECKITT BENCKISER HEALTHCARE (UK) LIMITED whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH (registered in England and Wales No. 00261312) (the “Provider”);

AND

2.                                      RB PHARMACEUTICALS LIMITED whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH (registered in England and Wales No. 07183451) (the “Recipient”).

WHEREAS The parties entered into a supply agreement dated 23 May 2012 (the “Existing Supply Agreement”) and the parties now wish to amend certain terms of that agreement as set out in this Deed with effect from the date of this Deed.

WHEREBY IT IS AGREED as follows:

1.                                      Amendment and restatement

1.1                               The parties agree that that the Existing Supply Agreement shall be amended to be in the form set out in the Schedule to this Deed, such amendments to take effect from the date of this Deed.

2.                                      Counterparts

2.1                               This Deed may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

2.2                               Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

3.                                      Governing Law and Jurisdiction

3.1                               This Deed shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

3.2                               The courts of England are to have exclusive jurisdiction to settle any dispute whether contractual or non contractual arising out of or in connection with this Deed. Any proceedings may be brought in the English courts.

Schedule

Amended Existing Supply Agreement

SUPPLY AGREEMENT

BETWEEN

(1) RECKITT BENCKISER HEALTHCARE (UK) LIMITED

AND

(2) RB PHARMACEUTICALS LIMITED

THIS AGREEMENT is made on the date of last signature set out below: BETWEEN:

(1)                                 Reckitt Benckiser Healthcare (UK) Limited incorporated and registered in England and Wales with company number 261312 whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH, United Kingdom (“Supplier);

AND

(2)                                 RB Pharmaceuticals Limited incorporated and registered in England and Wales with company number 7183451 whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH, United Kingdom (“Buyer”).

WHEREAS the Buyer has purchased the Buprenorphine Pharmaceutical Business from the Supplier by means of the 2012 Asset Purchase Agreement (as defined below) and wishes to engage the Supplier to manufacture and supply the Products (as defined below) on the terms of this Agreement and the Supplier wishes to manufacture and supply the Products to the Buyer on the terms of this Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS

1.1                               In this Agreement the following definitions shall apply, unless the context requires otherwise:

“2012 Asset Purchase Agreement” means the agreement dated the same day as this Agreement relating to the purchase of Buprenorphine Pharmaceutical Business by the Buyer from the Supplier.

“Affiliates” means in relation to a company, any entity controlled by that company or any entity which controls that company or any entity which is controlled by another entity, which also controls that company whether such control is direct or indirect. For the purpose of this definition, a particular company is:

(i)                                      directly controlled by another company or companies if the latter hold/holds in the aggregate fifty percent (50%) or more of (a) the shares carrying votes exercisable at a general meeting (or its equivalent) of the particular company if such company is a corporation issuing voting shares or (b) the control rights or interests if it is not a corporation; and

(ii)                                  indirectly controlled by a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company or companies of the series, except the parent company or companies, directly controlled by one or more companies earlier in the series.

“Supplier’s Affiliates” and “Buyer’s Affiliates” shall be construed accordingly in relation to the Supplier and the Buyer respectively.

“Agreement” means this agreement.

“Arising Intellectual Property Rights” means such Intellectual Property Rights as are created during the conduct of or as a result of the work undertaken under this Agreement.

“Buprenorphine API” has the meaning given to that term in Schedule Three.

“CAPA” means a corrective and preventative action taken pursuant to applicable quality procedures.

“Commencement Date” means the 1 January 2012. “Confidential Information” includes:

(i)                                     information concerning the existence of this Agreement and the fact that the Supplier is manufacturing the Products (as hereinafter defined) for the Buyer; and

(ii)                                  information related to Intellectual Property Rights generally, Arising Intellectual Property Rights, Existing Intellectual Property Rights, the Specifications and Technical Manual (all as defined herein), know how, and data and information of a technical, operational, administrative, financial or business nature, whether oral or in some tangible form, such as in documents, papers, drawings, diagrams, discs, articles, samples, prototypes or otherwise, that is disclosed (intentionally or unintentionally) by one party or their Affiliates to the other party.

“Control” means, in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a company if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that company or the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up, and “Controlled” shall be construed accordingly.

“Demerger” means the date on which the addiction pharmaceutical treatment business, the majority of which is currently carried on within the Reckitt Benckiser group by RBP Global Holdings Limited and its subsidiary undertakings, ceases to be directly or indirectly controlled by Reckitt Benckiser Group plc.

“Existing Intellectual Property Rights” means any Intellectual Property Rights owned by or licensed to the Buyer or the Supplier or their Affiliates prior to the date of this Agreement or created or resulting after the Effective Date otherwise than under or pursuant to this Agreement.

“FCP” means the Fine Chemical Plant at Dansom Lane, Hull, HU8 7DS.

“Finished Products” has the meaning given to that term in Schedule Two.

“Intellectual Property Rights” means patents, applications for patents, utility models, applications for utility models, trade marks or applications for trademarks or trading names (whether or not registered or registrable), rights in know how (including trade secrets, technology, methods of manufacture, specifications and other information), designs (registered or unregistered and including applications for registered designs), copyright (including rights in computer software), topography rights and other rights in semi-conductor chips, rights in inventions, the right to claim damages for past infringements of any or all such rights and all rights having equivalent or similar effect wherever situated.

“Manufacturing IPR” shall have the meaning given in the 2012 Asset Purchase Agreement.

“Manufacturing Site” means the Supplier’s site of manufacture of Products as specified in the Supplier’s manufacturing licence and controlled substance licence in respect of such Products.

“Plant Day” means the date on which the Buyer takes operational control of the FCP in accordance with the Transitional Services Agreement.

“Prices” means the prices (described by reference to stock keeping units) specified in Schedule One to be charged by the Supplier to the Buyer in respect of any Products supplied pursuant to this Agreement;

“Products” means those products listed in Schedule Two or as otherwise agreed by the parties in writing, together with such additional, improved, modified or replacement products as shall be agreed between the parties from time to time as are manufactured by the Supplier and for supply to the Buyer under this Agreement and wherever “Products” is referred to in this Agreement it shall refer to the relevant Products or all Products as the case may be, as listed in Schedule Two.

“Protected Person” has the meaning set out in clause 3.5(C).

“Raw Materials” means, on a Product by Product basis, such raw materials and components as are used to manufacture such Product, including without limitation all packaging components.

“Restricted Person” means:

(i)                                     until any such time as Reckitt Benckiser Group plc becomes Controlled by a third party, each Supplier Affiliate; and

(ii)                                  from and including the date (if any) on which Reckitt Benckiser Group plc becomes Controlled by a third party, the body corporate (if different to the Supplier) that operates the Manufacturing Site, or possesses or has access to any information within limb (ii) of the definition of Confidential Information with respect to the manufacture of one or more Products.

“Specifications” means each of the specifications for the Products annexed in Schedule Three and as listed in the relevant Technical Manual signed for the purposes of identification by each party, as amended from time to time, and in accordance with which the Supplier shall manufacture and supply the Products.

“Technical Agreement” means the technical agreement between the Supplier and the Buyer regarding Good Manufacturing Practice responsibilities executed 3 December 2010 as updated from time to time

“Technical Manual” means the manual in respect of each of the Products containing the technical information for manufacture of the Products which is supplied by the Buyer to the Supplier and is recorded common Technical Document System (TDS) used by the parties.

“Termination Stock” has the meaning giver to that term in clause 14.1.2.

“Transitional Services Agreement” means the transitional services agreement to be entered into by Reckitt Benckiser plc and RB Pharmaceutical Holdings Limited in connection with the Demerger. 1.2 Unless otherwise indicated, references to clauses and schedules are references to clauses and schedules in this Agreement.

2.                                      TERM

2.1                               This Agreement shall be effective from the Commencement Date and, subject to applicable laws and the provisions of clause 13 (Termination), shall expire on and including the day immediately preceding Plant Day.

3.                                      SUPPLY

3.1                               During the term of this Agreement, the Supplier shall, at or from any manufacturing plant approved in writing by the Buyer manufacture and supply the Products on an exclusive basis subject to the terms and conditions of this Agreement.

3.2                               Unless the raw materials are supplied by the Buyer to the Supplier as provided in this clause 3, the Supplier shall only obtain raw materials and packaging components from sources approved in writing by the Buyer and shall ensure that such raw materials and other components are of the requisite standard to comply with the Specification and any applicable laws, codes of practice and regulations provided however the Buyer may at its sole discretion supply any raw material required for the Products to the Supplier to be delivered to the Supplier’s manufacturing plant as agreed between the parties hereto. The said raw materials will be solely used by the Supplier for the Products. The Supplier shall incorporate the cost as charged by the Buyer with no further charge into the Price of the Products.

3.3                               Unless otherwise agreed with the Buyer in writing, the Supplier shall operate on a full service basis (meaning that the Supplier shall be responsible for: (i) the purchase of all Raw Materials (but the Buyer shall provide reasonable support to the Supplier in relation to obtaining the necessary permits for the import of Thebaine) and (ii) packaging materials and the supply of the Products in finished form to the Buyer). The Buyer shall only be invoiced for finished Product Price inclusive of such costs and expenses.

3.4                               The Supplier shall maintain sufficient stock levels of raw and pack materials to provide flexibility, respond rapidly to increases in the Buyer’s demand and to restore the Buyer’s inventory holding such stock levels as reasonably required.

3.5                               Subject to clause 3.6, the Supplier (for itself and on behalf of each Restricted

Person) covenants with the Buyer that it will not, without the prior written consent of the Buyer whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise, during the Agreement:

(A)                               canvass, solicit or approach, or cause to be canvassed, solicited or approached, any person for orders or deal with or contract with any person, who at any time during such period is or was:

(a)                                 negotiating with the Buyer or any of its Affiliates for the supply by the Buyer or any of its Affiliates of one or more of the Products; or

(b)                                 was an actual customer of the Buyer or any of its Affiliates for one or more of the Products, where the above mentioned orders or contracts relate to products which are competitive with a Product supplied by the Supplier to the Buyer or any of its Affiliates at any time during such period;

(B)                               interfere, or seek to interfere, with the continuation of Raw Materials to the Buyer or any of its Affiliates from any supplier who has been supplying such Raw Materials to the Buyer or any of its Affiliates at any time during such period if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of those Raw Materials to the Buyer. For avoidance of doubt, if a third party supplier suffers a shortage of supply of Raw Materials which are used by the Supplier other than to manufacture any Products, then the Supplier’s negotiation with or attempts to obtain a supply of Raw Materials from such third party supplier under the terms of the Supplier’s agreed arrangements with such third party supplier shall not of itself constitute interference by the Supplier for the purpose of this clause.

(C)                               solicit or entice, or endeavour to solicit or entice, away from the Buyer or its Affiliates, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or who was a consultant to, the Buyer or its Affiliates (each a “Protected Person”) at any time during such period unless such person responds to a bona fide recruitment advertisement or general solicitation that is not targeted at Protected Persons;

(D)                               subject to clause 3.5(F), engage in, or be concerned with, or interested in, any person that conducts a business competitive with all or a substantial part of the Products.

(E)                                subject to clause 3.5(F):

(i)                                     whether alone or with, or for the benefit of any other person; or

(ii)                                  assist (including without limitation by way of granting a licence to or providing information to) any other person to, research, develop, manufacture, market or sell in any manner any products that are competitive with, or could be competitive with, one or more of the Products that are manufactured by the Supplier or any Supplier Affiliate during such period; and

(F)                                 unless expressly authorised by the Buyer in writing, for the purpose of commercial sale during the term of this Agreement supply (or directly or indirectly authorise the manufacture or supply of) the Products or any product which might reasonably be considered to compete with the Products to any person, firm or company other than the Buyer or an Affiliate of the Buyer.

3.6                               Clause 3.5 shall not apply to the extent that:

(A)                               the Supplier or any Restricted Person is the holder of securities in a company whose securities are listed on a recognised investment exchange (as defined in the Financial Services and Markets Acts 2000, as amended) and holds not more than five per cent. (5%) of the votes which could normally be cast at a general meeting of that company; or

(B)                               the Supplier or any Restricted Person acquires an interest in an entity which is directly or indirectly interested in carrying on any business which competes with the business of the Buyer as it was carried out at the date of this Agreement but the acquisition is not made with the sole or main purpose of acquiring a business which so competes.

4.                                      INSPECTION TESTING AND SAMPLES

4.1                               If so required by the Buyer the Supplier shall, forthwith, at its own cost, submit samples of the Products for the Buyer’s approval before the Products are delivered. Such samples shall be marked by the Supplier for identification.

4.2                               On reasonable notice in writing the Buyer shall be entitled to inspect and test the Products during manufacture, processing and storage and the Supplier shall at its own cost provide or shall procure the provision of all such facilities as may reasonably be required by the Buyer including access to the Suppliers premises.

4.3                               The exercise by the Buyer of its rights pursuant to clauses 4.1 or 4.2 shall not prejudice the Buyer’s right to reject or revoke acceptance of, pursuant to the terms of any legislative or contractual rights or otherwise, any Products which are defective or which do not comply with the Specification or the provisions of this Agreement, or represent the Buyer’s assumption of liability in any manner whatsoever with respect to such defective or non-compliant Products.

4.4                               The Supplier shall supply Buyer with such Health and Safety data sheets (MSDS) and other available information as shall detail the compliance of the Supplier with its obligations under this Agreement and the condition necessary to ensure that the Products can be safely handled and used by Buyer’s personnel and by any subsequent purchaser or user thereof, for such purpose as shall have been notified to the Supplier in writing.

4.5                               The Supplier shall, if requested by the Buyer (a) upon reasonable prior notice, once per calendar year; (b) if the Buyer receives any notice from any regulatory authority of competent jurisdiction with respect to the manufacture or packaging of any Product, during the term of this Agreement and up to seven years after the last delivery of Products has been made by the Supplier to the Buyer; (c) in the event of a breach, or the Buyer’s reasonable suspicion of a breach of clause 8.1 or (d) following implementation by the Supplier of a CAPA in response to a previous audit or incident give the Buyer or its authorised representatives access (such access to be limited to during normal working hours unless immediate access is required under local law) to the Supplier’s premises (including without limitation the Manufacturing Site), Products, reference samples, manufacturing records and books (including without limitation records relating to manufacturing processes, work in progress, operating procedures, sampling records, testing and packaging procedures), in each case with respect to Products, for the purpose of auditing the Supplier’s quality control and procedures with respect to Products (such audit to be at the Buyer’s cost). The Supplier shall use reasonable endeavours to ensure that its employees, its Affiliates and their employees and its subcontractors cooperate with and provide reasonable assistance to the Buyer during such audit. The Supplier shall retain manufacturing records and books (as referred to in this clause 4.5) for seven (7) years after the last delivery of Products under this Agreement or as otherwise required under local laws. Such records and books shall, in so far as they are applicable, be maintained in accordance with applicable law and regulation. At the end of that period the Supplier shall notify the Buyer in writing and offer to transfer the relevant records and books to the Buyer for retention at the Buyer’s cost (as to reasonable expenses, properly incurred). If the Buyer does not notify the Supplier of its acceptance within two (2) months, then the Supplier can destroy such manufacturing records and books securely, in accordance with the Supplier’s normal document retention and destruction procedures

5.                                      DELIVERY

5.1                               The Buyer shall, on a regular basis, provide a forecast of its requirements for the Products for the next twelve (12) months. The Buyer or any of its Affiliates may at any time issue to the Supplier a purchase order (“Order”) for the Products to be delivered to the Buyer as provided in clause 5.2. The Order shall constitute a firm order for Products and shall be binding on the Supplier. The Supplier will also ensure that it will have on hand at its manufacturing plant as of the date of receipt of each of Buyer’s forecasts sufficient raw materials, packaging components and other materials necessary to manufacture Buyer’s requirements for Products as set forth for weeks 5 through 8 of each such forecast.

5.2                               Following receipt of an order from the Buyer, the Supplier shall, at its own expense, deliver, or procure the delivery, of the Products EXW (Incoterms 2010) and the time specified in the order for delivery of the Products shall be of the essence,

5.3                               The Supplier recognises that late delivery of the Products will have a significant impact on the Buyer’s obligations to its customers. The Buyer requires as a condition of this Agreement deliveries to be on time. Accordingly, without prejudice to the Buyer’s other rights whether hereunder or at law, if the Products are not delivered on the due date

(“Late Products”) the Buyer shall be entitled to deduct from the Price or to claim from the Supplier by way of liquidated damages for delay, [***] per cent of the price for every week’s or part week’s delay up to a maximum of [***] per cent. To the extent Late Products are contained in packaging (e.g. promotional packs) that is not suitable for sale in the ordinary course of business and late delivery means that the Buyer can not reasonably make use thereof, Supplier shall be liable for the cost of repackaging such Late Products into standard packaging and the write off costs of any promotional packaging, which cannot be utilised. The Supplier agrees that these provisions are a reasonable estimate of the Buyer’s loss and shall not constitute a penalty.

5.4                               The Supplier shall manage any agreed changes to the Specification for the Products, whilst maintaining the supply and delivery performance as set out herein. Changes to the Products shall be made with maximum speed of implementation, and meet the agreed launch timings. The Buyer has the right to charge the Supplier in the event of a launch opportunity failing wholly due to the Supplier’s failure to meet the launch requirements. Inventory levels of raw and pack materials and finished Product are to be communicated prior to the change and usage agreed with the Buyer before the change is implemented.

6.                                      TOOLING

6.1                               The Parties acknowledge that any tooling particular and exclusive to the manufacture of the Products is the sole and exclusive property of Buyer, and Supplier shall take all such actions as Buyer may reasonably request, including, without limitation, the execution and delivery to Buyer of documents of title and other instruments confirming Buyer’s exclusive right, title and interest therein. Notwithstanding the foregoing, Supplier acknowledges and agrees that all designs, drawings, samples, prototypes and all Intellectual Property Rights related thereto, with respect to the Tooling and the Products are the exclusive property of Buyer. Where the Tooling is provided by the Buyer, ownership, title and interest in the Tooling shall at all times belong to the Buyer.

7.                                      PRICE AND PAYMENT

7.1                               The price (the “Price”) for the Products shall be as set out in Schedule One as may be updated from time to time only on the mutual written agreement of both parties.

7.2                               For the duration of this Agreement, the Supplier shall use its best endeavours to be technically and commercially competitive taking into account the market for the supply and the cost from other suppliers of product(s) similar to the Products, and shall promptly effect all cost reductions and engage in all such technical innovation in respect of the Products which is reasonably possible. The Price shall be decreased to reflect such cost reductions and innovation to an amount determined by the Buyer acting reasonably.

7.3                               The Buyer shall pay the Price for Products delivered to it pursuant to clause 5 together with any other invoices submitted to it pursuant to this Agreement within [***] of receipt by the Buyer from the Supplier of a valid VAT (or other applicable similar taxes) invoice therefore or as otherwise agreed between the parties.

8.                                      QUALITY

8.1                               The Supplier shall manufacture the Products strictly in accordance with this Agreement and in particular with the Specifications, the Technical Manual, the Technical Agreement, any relevant good manufacturing practice and any legislation applicable to the manufacture of the Products including legislation and standards applicable to environmental protection such as waste disposal.

8.2                               Prior to commencement of manufacture of the Products the Supplier shall satisfy itself that the know-how contained in the Technical Manual (and any other information provided by the Buyer to the Supplier) is sufficient to enable it to efficiently perform its obligations under this Agreement. If the Supplier concludes that further information is necessary it shall notify the Buyer and obtain such information prior to the commencement of manufacture.

8.3                               If the Supplier shall become aware that any aspect of a Specification is liable to result in the manufacture of a defective Product which may lead to a liability being incurred, the Supplier shall, as soon as reasonably practicable, notify the Buyer in writing.

8.4                               Upon request by the Buyer the Supplier shall provide the production and quality records in respect of any or all of the Products.

8.5                               The Supplier will provide the Buyer with certificates of analysis of all batches of the Products manufactured by it. Such certificates shall comply with, and be in the form set out in, the quality assurance requirements included in the Specifications and the Technical Manual. The Supplier shall not release the Products from its warehouse for sale until the certificates of analysis relating to such Products demonstrate that the Products meet the Specifications.

8.6                               The Supplier shall establish and maintain a batch-tracking system to enable it to identify and procure the recall (if necessary) of Products which may be affected in any way by manufacturing and production problems. The Supplier shall provide details to the Buyer of its batch-tracking system upon request to do so.

9.                                      WARRANTIES

9.1                               Supplier hereby warrants that

9.1.1                     any Products manufactured pursuant to this Agreement shall comply with all provisions as to Quality set out in clause 8 hereof;

9.1.2                     the Products manufactured pursuant to this Agreement will: 9.1.2.1 be free from all defects:

9.1.2.1           be fit for their purpose and of satisfactory quality;

9.1.2.2           comply with all applicable statutes and regulations relating to the Products;

9.1.2.3           conform in all respects with the Specifications and the Technical Manual;

9.1.3                     so far as the Supplier is aware the manufacture of the Products will not impinge any third party rights.

9.2                               Supplier further warrants that:

9.2.1                     it will meet all Orders from the Buyer for the Product;

9.2.2                     it will supply the Products within the periods set out in clause 5;

9.2.3                     it will manufacture the Products using processes and technology which in the Buyer’s reasonable discretion are appropriate or are suitable;

9.2.4                     it or its Affiliates has taken or will take all action as may be required or necessary to obtain and maintain, comply and keep current any governmental licences, permits, approvals and/or registrations that are necessary for the Supplier and/or its Affiliates to manufacture the Products and to carry out and perform its obligations under this Agreement.

9.3                               Without prejudice to any other remedy (and the Buyer’s rights generally under this Agreement) if any Products are not supplied in accordance with this Agreement, then the Buyer at its sole option shall be entitled to require the Supplier at Supplier’s cost within 7 days or such other reasonable time as is required by the Buyer in writing:

9.3.1                     to repair Products if such Products are capable of repair; or

9.3.2                     to supply replacement Products conforming with this Agreement

10.                               TITLE AND RISK

10.1                                        Title to the Products shall pass to the Buyer upon delivery.

10.2                        The Supplier shall fully insure the Products for so long as they remain at the Supplier’s risk.

11.                               CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS

11.1                        The Supplier acknowledges that the Confidential Information may be disclosed to it by the Buyer or its Affiliates in connection with the Products and potentially in connection with other possible contract manufacturing. The Supplier shall keep such information strictly confidential (both during the subsistence and after the termination or expiry of this Agreement), shall not disclose it to any third party and shall only disclose it to those of its employees who need to know it for the purposes of this Agreement and who have agreed to be bound by similar duties of confidentiality as the Supplier. in particular the Supplier shall not disclose to any third party any information contained in the Specification except to the extent that such information is or becomes public knowledge through no fault of the Supplier or as may be required by applicable laws or order of the court or other competent authority.

11.2                        The Supplier agrees to use the Confidential Information only for the purpose of manufacturing and supplying the Products for the Buyer or its Affiliates on the terms of this Agreement and for no other purpose or for its or any third party’s benefit.

11.3                        The Buyer or as the case may be any Affiliate of the Buyer retains the ownership of the product formulation for the Manufacturing IPR for the duration of and at any time after the termination of this Agreement. For the avoidance of doubt, this information constitutes Confidential Information.

11.4                        All copyright and other Intellectual Property Rights in any artwork and origination work supplied by the Buyer or its nominee for the labelling, packaging and, where applicable, package inserts for the Products is and shall remain the property of the Buyer or its nominee absolutely.

11.5                        If during the Term of this Agreement the Supplier (or any agent or authorised sub-contractor of it) develops or creates (whether with or without others and whether jointly with the Buyer or rot) any Arising Intellectual Property Rights (including without limitation any modification, development or improvement to the Manufacturing IPR or the Products), such Arising Intellectual Property Rights shall, from the time of their creation and to the extent legally possible, vest in the Buyer and the Supplier shall forthwith disclose any such Arising Intellectual Property Rights to the Buyer and the Supplier shall promptly upon request by the Buyer execute such documents as are required (including the event so required any assignment) to record the Buyer’s entire right, title and interest to any and all such Arising Intellectual Property Rights.

11.6                        During the Term of this Agreement, the Supplier shall not assign or license any of the Supplier Existing Intellectual Property Rights to other parties for use in relation to the Products or similar to the products (the “Product Field”)

11.7                        During the Term of this Agreement, and whether in isolation or for or with others, the Supplier shall not carry out research or research and development work in the Product Field, or in fields closely connected to the Product Field, which is other than pursuant to this Agreement.

11.8                        11.8        To the extent that the Buyer requires or desires a licence from the Supplier of any Supplier Existing Intellectual Property Rights in order to use and exploit any Arising intellectual Property Rights, the Supplier hereby grants to the Buyer a non exclusive irrevocable, perpetual, world-wide, royalty-free, transferable and sub-licensable licence in respect thereof. For the avoidance of doubt, this licence shall survive the termination or expiry of this Agreement.

11.9                        Notwithstanding termination or expiry of this Agreement, in the event that the Supplier shall decide that it no longer wishes to apply for, prosecute or maintain any registered protection for any of the Supplier Existing Intellectual Property Rights in relation to the Product Field for any country it shall forthwith notify the Buyer in writing (and in any event at least 90 days before the date upon which any payment or step would be required to be taken to continue prosecuting or maintaining any such protection). If within 60 days of receipt of such notice from the Supplier, the Buyer indicates to the Supplier that it wishes to take an assignment of such Existing Intellectual Property Rights, it shall so notify the Supplier who immediately shall assign,   with full title guarantee, the entire right, title and interest to such Existing Intellectual Property Rights to the Buyer for a nominal consideration. For the avoidance of doubt, this includes any registered protection which the company is entitled to claim priority from an earlier application at the end of the Paris Convention priority period,

11.10                 For any Existing Intellectual Property Rights and Arising Intellectual Property Rights owned by or to be owned by the Buyer, the Supplier shall provide all necessary assistance, free of charge, required by the Buyer to complete the registration of such rights with the competent authorities in anywhere designated by the Buyer.

11.11                 Without prejudice to a party’s right to challenge the validity of any registrations of Intellectual Property Rights owned by the other party, each party undertakes that it shall not at any time during the continuance of this Agreement do or suffer to be done any act or thing which would impair the rights of the other party in its Intellectual Property Rights relevant to this Agreement and further undertakes that it shall not represent that it has any title to or right of ownership in such Intellectual Property Rights of the other party.

11.12                 The Supplier shall at the request of the Buyer execute such registered user agreement in respect of the use of the trade marks of the Buyer or its Affiliates as the Buyer may reasonably require.

12.                               FORCE MAJEURE

12.1                        If either party is prevented or delayed in the performance of any of its obligations under this Agreement as a result of civil commotion, embargo, governmental legislation or regulation, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster or other event beyond the reasonable control of a party that has not occurred as a result of its negligence or other act or omission and which was not reasonably foreseeable (“Force Majeure Event”), it shall notify the other party, in writing, of the same as soon as practicable, fully detailing the background to, and all relevant matters connected with, such Force Majeure Event, together with such evidence thereof that it reasonably can give and specifying the period for which such prevention or delay can reasonably be expected to continue. The affected party shall use its reasonable endeavours to remove or overcome such Force Majeure Event as quickly as possible and shall also use its reasonable endeavours to mitigate the impact of such Force Majeure Event of the other party. Subject to clause 12.2, if a party shall have fully complied with its obligations under this clause 12.1, it shall be excused from performance of its unfulfilled obligations under this Agreement from the date of such notice until such Force Majeure Event no longer pertains.

12.2                        If a Force Majeure Event prevents performance by a party of any obligations hereunder for a continuous period in excess of 8 weeks, the other party shall be entitled to terminate this Agreement by written notice at any time after such 8 week period provided the relevant Force Majeure Event remains subsisting at the time such notice is given.

13.                               TERMINATION

13.1                        This Agreement may be terminated at any time upon either party giving to the other 3 months notice in writing if the other party commits a material breach of the terms of this Agreement and (where such breach is capable of remedy) fails to remedy such breach within 30 days of receiving written notice from the other party specifying the breach and requiring its remedy.

13.2                        This Agreement may be terminated by either party immediately on written notice to the other, if;

13.2.1              the other party shall go into liquidation whether voluntary or compulsory or is dissolved or becomes insolvent or if a petition shall be presented or an order made for the appointment of an administrator or if a receiver, administrative receiver or manager shall be appointed over any part of its assets or undertaking which appointment is not dismissed within thirty (30) days of having been made, or

13.2.2              any distress, execution, sequestration or other process is levied or enforced upon or sued out against the property of the other party which is not discharged within thirty (30) days, or

13.2.3              the other is unable to pay its debts in the normal course of business.

14.                               CONSEQUENCES OF TERMINATION

14.1                        Upon termination or expiry of this Agreement for whatever reason: 14.1.1 the Supplier shall, at the request of the Buyer, use its reasonable endeavours to novate those contracts that provide for the supply of all raw materials, packaging components and other materials used exclusively in the production of the Buprenorphine API to the Buyer, or as the Buyer may direct and to meet any reasonable request from any competent authority and the Buyer required to transfer production or any registrations or licences or approvals to the Buyer, its Affiliates or any third party approved in writing by the Buyer; and 14.1.2 the Supplier shall, at the request of the Buyer release and make available for immediate collection by or on behalf of the Buyer (i) any raw materials and products which are stored at the FCP but have not yet been processed into Buprenorphine API, (ii) any raw materials or products which are in the process of being manufactured to make Buprenorphine API and (iii) all Naloxone ((i), (ii) and (iii) together the ‘Termination Stock”), the cost of each of (i), (ii) and (iii) to be calculated at the prices set out in Schedule One or the relevant raw materials at cost price and the Buyer shall pay the Supplier in accordance with clause

14.2                        The Buyer shall transfer such amounts due and payable for the Termination Stock to the Supplier’s nominated bank account (as specified by the Supplier at the time such

Termination Stock is to be transferred) within 30 days of the completion of the transfer of that Termination Stock.

14.3                        The terms and conditions relating to Finished Products which are ordered during the term of this Agreement but falling due for delivery after its expiry, will be governed (including as to cost) by the terms and conditions of the Copacker Supply Agreement between the Buyer and the Supplier which is to come into effect on Plant Day.

15.                               ASSIGNMENT AND THIRD PARTY RIGHTS

15.1                        Subject to clause 15.2, save that the Supplier may assign the benefit and burden of this Agreement to a new entity created within the group (and still under the ultimate control of the Supplier’s ultimate parent company, Reckitt Benckiser Group Plc) as part of a group reorganisation, neither the benefit nor the obligations of this Agreement or of any provision of it may be assigned or transferred by either party without the prior written consent of the other.

15.2                        Neither party shall exercise its right to assign this Agreement after the Demerger becomes effective.

15.3                        Any Affiliate of the Buyer may place orders under this Agreement and may accordingly in their own right enforce the provisions of this Agreement, as though it were the Buyer.

16.                               MISCELLANEOUS

16.1                        If there are any inconsistencies between the terms and conditions set forth in this Agreement and the terms and conditions set forth in any quotation, order, acknowledgement or invoice, the terms and conditions of this Agreement shall prevail.

16.2                        This Agreement, the Specification or any order may only be amended, modified or varied by the parties by an instrument in writing signed on behalf of each of the parties.

16.3                        The waiver by either party of any right under this Agreement or of any failure to perform or breach hereof by the other party shall not constitute or be deemed to be a waiver of any other or future right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature.

16.4                        All notices, consents, approvals or other communications hereunder shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, or sent by fax, addressed to the authorised personnel at relevant party and at such address as each party shall from time to time notify to the other in writing. Any such notice, consent, approval and other communication shall be deemed given, in the case of personal delivery, on the date of delivery, in the case of mailing, on the fifth day following its deposit in the mail and in the case of a fax, on the next business day after the day of transmission provided the sender’s facsimile machine produces a report showing complete and successful transmission to the correct facsimile number.

16.5                        The expiration or earlier termination of this Agreement will not operate to release either party hereto from its obligations under clauses 3.5, 9, 11 or 14 which obligations will survive such expiration or termination, or from any liability which has already accrued to the other party as of the date of expiration or termination or which may thereafter accrue in respect of any act, omission or default occurring prior to expiration or termination.

16.6                        Nothing in this Agreement shall constitute or be deemed to constitute the creation of a partnership, agency, or employer/employee relationship between the parties.

16.7                        This Agreement, together with the Specifications Technical Manual and the Schedules attached hereto, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the Buyer and the Supplier and their Affiliates in relation to the subject matter of this Agreement.

16.8                        If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part it shall be deemed severed from this Agreement and the validity of the other provisions and the remainder of the provision in question shall not be affected.

17.                               LAW AND JURISDICTION

17.1                        This Agreement shall be governed by and construed in accordance with the laws of England and Wales, save as to conflict of law provisions. If any dispute is not resolved between the parties, the matter may then be referred exclusively to the Courts of England and Wales who shall have exclusive jurisdiction over any such dispute.

The parties have executed two copies of this Agreement on the date of last signature set out below, each of which shall be considered an original

Signed:	Signed:

Name:	Name:

Position:	Position:

Date:	Date:

for and on behalf of	for and on behalf of

Reckitt Benckiser Healthcare (UK) Ltd		RB Pharmaceuticals Ltd

SCHEDULE ONE

THE PRICES

The Price of the products shall be [***]

SCHEDULE TWO

THE PRODUCTS

Buprenorphine API meaning the buprenorphine active pharmaceutical ingredient (including without limitation, Base Buprenorphine and Buprenorphine Hydrochloride, each as identified in the common Technical Document System (TDS) used by the parties).

All formulations of the chemical compound Buprenorphine marketed and sold for use in humans including without limitation all products sold under the brand names BUPRENEX, SUBUTEX, SUBOXONE and TEMGESIC globally and any products sold pursuant to the non-exhaustive list of marketing authorisations as set out below (the “Finished Products”):

[***]

SCHEDULE THREE

THE SPECIFICATION

[***]

EXECUTION VERSION

IN WITNESS whereof the parties hereto have signed this Deed on the day and year first before written.

EXECUTED AS A DEED BY	)

RECKITT BENCKISER HEALTHCARE (UK LIMITED	)	/s/ W R Mordan

acting by a director in the presence of:	)
	)	Director

Witness’s signature:		/s/ Michelle Mordan

Name (print):		Michelle Mordan

Occupation:		Homemaker

Address:		[***]

EXECUTED AS A DEED BY	)

RB PHARMACEUTICALS LIMITED	)

acting by a director in the presence of:	)
	)	Director

Witness’s signature:

Name (print):

Occupation:

Address:

EXECUTION VERSION

IN WITNESS whereof the parties hereto have signed this Deed on the day and year first before written.

EXECUTED AS A DEED BY	)

RECKITT BENCKISER HEALTHCARE (UK LIMITED	)

acting by a director in the presence of:	)
	)	Director

Witness’s signature:

Name (print):

Occupation:

Address:

EXECUTED AS A DEED BY	)

RB PHARMACEUTICALS LIMITED	)	/s/ Richard Jameson

acting by a director in the presence of:	)
	)	Director

Witness’s signature:		/s/ Jean Jameson

Name (print):		Jean Jameson

Occupation:		Registered Nurse

Address:		[***]